Explanation for Re-filing

The following replaces the Exhibit 77K, in its entirety, which was previously filed on May 30, 2006.


Amended Exhibit 77K

At a meeting of the Audit Committee of the Registrant held on May 2, 2006, the Audit Committee unanimously determined to dismiss
PricewaterhouseCoopers LLP ("PwC") as independent accountants to audit the Registrant's financial statements for the fiscal year ending September 30, 2006. PwC's report on the Registrant's financial statements for each of the Registrant's past two years did not include any adverse opinion or disclaimer of opinion and was not qualified or modified as to
uncertainty, audit scope or accounting principles.   During the Registrant's
two most recent fiscal years and any subsequent period through May 2, 2006 , there were no disagreements or events of the type required to be reported in PwC's opinions pursuant to paragraph (iv) or (v) of Item 304(a)(1) of Regulation S-K. The Audit Committee of the Registrant expects to appoint new independent accountants in the near future.The Registrant requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above comments. A copy of such letter, dated June 5, 2006, is filed as Exhibit A to this Item 77K.

Exhibit A to  Amended  Exhibit 77 K

June 5, 2006


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Alliance All-Market Advantage Fund, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR for the period ending March 31, 2006.
We agree with the statements concerning our Firm in such Item 77K.

Yours very truly,



PricewaterhouseCoopers LLP